Exhibit 99.1

For Immediate Release
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Meredith Mirrington, (303) 494-6956, mmirrington@vailresorts.com

Vail Resorts Reports Fiscal 2014 Third Quarter Results and Spring Season Pass Sales Results
BROOMFIELD, Colo. - June 5, 2014 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2014 ended April 30, 2014, as well as the Company’s results of its spring season pass sales for the 2014/2015 ski season. Additionally, the Company provided its outlook for the full fiscal year ending July 31, 2014.

Highlights

•	Resort Reported EBITDA increased 18.9% for the third quarter of fiscal 2014 compared to the same period in the prior year.

•	Net income attributable to Vail Resorts, Inc. was $117.9 million for the third quarter of fiscal 2014, representing a 20.8% increase compared to the same period in the prior year.

•	Total skier visits for the third quarter of fiscal 2014 increased 11.2% compared to the same period in the prior year, including the addition of Canyons Resort.

•
Skier visits at our Colorado resorts maintained the strong momentum from earlier in the year, growing 5.6% for the third quarter of fiscal 2014 compared to the same period in the period year. The Tahoe resorts experienced a 4.4% decline in skier visitation for the third quarter of fiscal 2014 compared to the same period in the prior year, due to adverse weather conditions.

•
The Company revised its fiscal 2014 guidance range upward to reflect strong results in Colorado in the third quarter of fiscal 2014. Resort Reported EBITDA is now expected to be between $267 million and $273 million, which includes approximately $10 million of estimated Canyons integration and litigation expenses.

•
During the third quarter of fiscal 2014, the Company closed on three units at the Ritz Carlton Residences, Vail, and closed on five units at One Ski Hill Place. Net Real Estate Cash Flow for the third quarter was $11.3 million and was $20.9 million year-to-date. Subsequent to quarter end, three Ritz-Carlton Residences, Vail, units and one One Ski Hill Place unit have closed.

•
Spring season pass sales for the 2014/2015 ski season were up approximately 14% in units and approximately 20% in sales dollars through May 27, 2014 compared with the prior year period ended May 28, 2013.

Commenting on the Company’s fiscal 2014 third quarter results, Rob Katz, Chief Executive Officer said, “We are very pleased with our performance in the third quarter of fiscal 2014. We saw continued strong performance in Colorado and improved results in Tahoe, leading to an 11.2% increase in total visitation this quarter compared to the prior year. Total lift revenue increased by 17.1%, ski school revenue increased by 16.8% and total Mountain revenue increased by 14.6% compared to the prior year. Our mountain performance includes the results of Canyons, which were in line with our previous public estimates, and the results of our Urban ski areas, whose performance was ahead of our expectations.”
“Our results in Colorado were particularly encouraging. Compared to the prior year, total visitation at our Colorado resorts increased 5.6%, ski school revenue increased 11.3% and dining revenue increased 9.5%, despite the unfavorable late timing of Easter in the current year. Our overall results continued to be negatively impacted in the quarter by the poor snowfall and warm weather experienced in Tahoe throughout the season. Late season storms helped mitigate early season declines and brought back more local California visitors with total visitation for the third quarter down only 4.4% compared to the prior year. Throughout the ski season, our Tahoe resorts consistently delivered some of the best conditions in the marketplace.”
Regarding Lodging, Katz said, “Our lodging business continues to have a great year. Revenue, excluding payroll cost reimbursements, increased 24.6% compared to the prior year and revenue per available room, or RevPAR, increased 14.5% compared to the prior year. These results were driven by strong performance in our core Colorado markets with increased occupancy and favorable rate increases, along with the addition of the Canyons lodging properties to our portfolio. The Tahoe region does not represent a material component of our lodging business and therefore the challenging conditions in the region did not have a significant impact on lodging results.”
Katz continued, “Resort Reported EBITDA was $241.1 million for the quarter, an increase of 18.9% over the prior year. Canyons integration and Park City Mountain Resort ("PCMR") litigation related expenses were $2.4 million in the quarter. We revised guidance upward for Resort Reported EBITDA for fiscal 2014 to $267 million to $273 million reflecting the better than anticipated results in Colorado in the third quarter. This guidance includes approximately $10 million of estimated Canyons integration and PCMR litigation expenses for fiscal 2014.”

Regarding Real Estate, Katz said, “Net Real Estate Cash Flow for the third quarter of fiscal 2014 was $11.3 million and was $20.9 million year-to-date. During the quarter, we closed on three Ritz-Carlton Residences, Vail units, and five One Ski Hill Place units. We are continuing to see strong buyer interest at both of our properties and closed on three Ritz-Carlton Residences, Vail units, and one One Ski Hill Place unit subsequent to April 30, 2014.”
Katz continued, “Our balance sheet remains very strong. We ended the quarter with $307.4 million of cash on hand, and no borrowings under the revolver of our senior credit facility. Our Net Debt, which includes $310.5 million of capitalized long-term obligations associated with the Canyons transaction, was 1.8 times trailing twelve months Total Reported EBITDA. I am pleased to announce that today we provided notice of a redemption for $175 million of our $390 million in outstanding principal amount of 6.50% Senior Subordinated Notes using available cash on hand. This will reduce our annual cash borrowing cost by approximately $11.4 million (before tax) without an impact to our Net Debt. Additionally, I am also pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $0.4150 per share of common stock and will be payable on July 8, 2014 to shareholders of record on June 23, 2014.
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the third fiscal quarter of 2014 ended April 30, 2014 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Total lift revenue increased $36.8 million, or 17.1%, compared to the same period in the prior year, to $251.9 million for the three months ended April 30, 2014, driven by an increase in lift revenue excluding season pass revenue of $20.9 million, or 14.5%, as well as a $15.9 million, or 22.3%, increase in season pass revenue. The increase in lift revenue excluding season pass revenue was driven by increases at our Colorado resorts and incremental revenue from Canyons, partially offset by lower lift revenue excluding season pass revenue from our Tahoe resorts driven by a decline in visitation excluding season pass holders in Tahoe.

•	Ski school revenue increased by $9.0 million, or 16.8%, and dining revenue increased $4.4 million, or 11.7%, for the three months ended April 30, 2014 compared to the same period in the prior year.

•
Retail/rental revenue increased $7.5 million, or 11.2%, for the three months ended April 30, 2014 compared to the same period in the prior year, due primarily to increases in rental and retail sales in our Colorado and Utah regions and incremental revenue generated by Hoigaard's (our mid-west retailer acquired in April 2013); partially offset by a decrease in on-line sales due to the shutdown of our on-line retail platform as we are transitioning to a different approach to on-line sales and rental revenue declines at stores proximate to our Tahoe resorts as a result of the decline in skier visitation due to the poor conditions in the region.

•
Operating expense increased $25.3 million, or 12.2%, for the three months ended April 30, 2014 compared to the three months ended April 30, 2013, primarily due to incremental expenses from Canyons of $13.0 million (including current year integration and PCMR litigation related expense of $2.4 million, net of prior year Canyons transaction related expense of $2.6 million).

•	Mountain Reported EBITDA increased $33.6 million, or 17.3%, for the third quarter of fiscal 2014 compared to the same period in the prior year.

Lodging Segment

•
Lodging segment net revenue excluding payroll cost reimbursements increased $12.5 million, or 24.6%, for the three months ended April 30, 2014, as compared to the same period in the prior year. The revenue increase includes $6.7 million from the addition of Canyons.

•
For the three months ended April 30, 2014, average daily rate (“ADR”) increased 0.8% and RevPAR increased 14.5% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA increased 56.3% as compared to the same period in the prior year, to $13.1 million for the third quarter of fiscal 2014.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $526.9 million for the third quarter of fiscal 2014, up 15.6% from the same period in the prior year.

•	Resort Reported EBITDA was $241.1 million for the third quarter of fiscal 2014, up 18.9% from the same period in the prior year.

Real Estate Segment

•	Real Estate segment net revenue increased $2.3 million, or 16.8%, as compared to the same period in the prior year, to $16.2 million for the three months ended April 30, 2014.

•	Net Real Estate Cash Flow was $11.3 million for the three months ended April 30, 2014, up $5.3 million from the same period in the prior year.

•	Real Estate Reported EBITDA improved by $0.9 million, or 27.8%, as compared to the same period in the prior year, to a loss of $2.3 million for the three months ended April 30, 2014.

Total Performance

•	Total net revenue increased $73.4 million, or 15.6%, as compared to the same period in the prior year, to $543.0 million for the three months ended April 30, 2014.

•
Net income attributable to Vail Resorts, Inc. was $117.9 million, or $3.18 per diluted share, for the third quarter of fiscal 2014, compared to net income attributable to Vail Resorts, Inc. of $97.6 million, or $2.66 per diluted share, in the third fiscal quarter of the prior year.

Spring Pass Sales
Commenting on the Company’s spring season pass sales for the upcoming 2014/2015 ski season, Katz said, “We are extremely pleased that our spring season pass sales through May 27, 2014 for the upcoming 2014/2015 ski season, increased approximately 14% in units and approximately 20% in sales dollars, as compared to the prior year period through May 28, 2013. These strong season pass results followed record sales last spring and are driven by our successful marketing efforts, the compelling value of our products and our ability to drive the purchase decision earlier in the year. The results include very good momentum in Colorado, which was partially offset by softer results in Tahoe. Most importantly, we saw very strong growth from our destination markets, which represented more than half of our total growth for the spring selling period and remains the largest area of untapped potential for our season pass program. We saw continuing success expanding the pass holder base in our Urban ski area markets in Minneapolis and Detroit, with both metropolitan areas growing faster than any of our other major destination markets.”
Katz continued, “Our effort to drive spring pass sales continues to accelerate the timing of when our guests purchase their passes for skiing and riding. As always, it is important to note that we do not believe that the growth rates from this spring will be maintained through the fall, as our spring growth includes pass holders who purchased last fall. However, we believe the earlier we can move our guest’s purchase decision in the year, the more opportunity it provides us for stable and consistent growth. It is also important to remember that nearly all of the 2014 spring pass sales will be recorded as revenue in fiscal 2015, over the course of the 2014/2015 ski season.”

Updated Guidance

•	We now estimate Resort Reported EBITDA for fiscal 2014 will be $267 million to $273 million, representing an approximate 11% to 13% increase over fiscal 2013.

•
Included in our estimates for fiscal 2014 Resort Reported EBITDA is approximately $10 million of integration and litigation related expenses, including approximately $9 million in fees associated with the PCMR litigation.

•	We expect Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) to be approximately 22.4% in fiscal 2014 at the midpoint of the revised guidance range.

•	We have narrowed our estimate of fiscal 2014 Real Estate Reported EBITDA to negative $7 million to negative $9 million.

•
We have increased our Net Real Estate Cash Flow guidance to $27 million to $32 million (defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits and recovery of previously incurred project costs less investment in real estate).

•	Net income attributable to Vail Resorts, Inc. is now expected to be in a range of $26 million to $33.5 million in fiscal 2014 after the loss on extinguishment of debt.
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2014, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2014.

	Fiscal 2014 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2014
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$251,000	$256,000
Lodging Reported EBITDA (2)	15,000	18,000
Resort Reported EBITDA (3)	267,000	273,000
Real Estate Reported EBITDA (4)	(9,000)	(7,000)
Total Reported EBITDA	258,000	266,000
Depreciation and amortization	(141,000)	(139,000)
Loss on disposal of fixed assets, net	(1,000)	(500)
Investment income, net	300	400
Interest expense	(65,000)	(64,000)
Loss on extinguishment of debt	(10,800)	(10,800)
Income before provision for income taxes	40,500	52,100
Provision for income taxes	(14,700)	(19,000)
Net income	25,800	33,100
Net loss attributable to noncontrolling interests	200	400
Net income attributable to Vail Resorts, Inc.	$26,000	$33,500

(1) Mountain Reported EBITDA includes approximately $10 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low or high end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.
(4) Real Estate Reported EBITDA includes approximately $2 million of stock-based compensation.
Partial Bond Redemption
The Company announced today that it has provided a notice to the trustee to redeem $175 million of its $390 million in outstanding principal amount of 6.50% Senior Subordinated Notes on July 7, 2014, the redemption date, using available cash on hand. The Company will pay a 4.875% call premium and expects to record a loss on extinguishment of debt in its fourth quarter fiscal 2014 of approximately $10.8 million including a write-off of unamortized debt issuance costs. This will save approximately $11.4 million in annual interest expense. After the partial redemption, $215 million of the 6.50% Senior Subordinated Notes will remain outstanding.

Earnings Conference Call
The Company will conduct a conference call today at 4:30 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 723-9517 (U.S. and Canada) or (719) 325-4903 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 19, 2014, at 7:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 7201123.  The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons in Park City, Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our capital expenditures, growth strategy and future real estate development; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits from the lease of Canyons operations or future acquisitions; the ultimate outcome of litigation regarding the ski terrain of Park City Mountain Resort; adverse consequences on lease payment obligations for Canyons due to increases in consumer price index, or CPI; our ability to realize the anticipated tax benefits from Canyons transaction; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2014	2013	2014	2013
Net revenue:
Mountain	$460,587	$402,017	$909,574	$815,670
Lodging	66,293	53,834	179,694	152,885
Real estate	16,167	13,840	29,890	39,937
Total net revenue	543,047	469,691	1,119,158	1,008,492
Segment operating expense:
Mountain	233,301	207,953	601,587	536,498
Lodging	53,182	45,446	163,346	142,055
Real estate	18,445	16,996	35,682	49,349
Total segment operating expense	304,928	270,395	800,615	727,902
Other operating expense:
Depreciation and amortization	(35,588)	(33,730)	(105,948)	(98,827)
Gain (loss) on disposal of fixed assets, net	634	(224)	(839)	(757)
Income from operations	203,165	165,342	211,756	181,006
Mountain equity investment income, net	665	266	1,282	799
Investment income, net	124	153	289	306
Interest expense	(16,408)	(8,359)	(48,745)	(25,268)
Income before provision for income taxes	187,546	157,402	164,582	156,843
Provision for income taxes	(69,680)	(59,814)	(60,953)	(59,329)
Net income	$117,866	$97,588	$103,629	$97,514
Net loss attributable to noncontrolling interests	80	52	204	97
Net income attributable to Vail Resorts, Inc.	$117,946	$97,640	$103,833	$97,611
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$3.26	$2.72	$2.88	$2.72
Diluted net income per share attributable to Vail Resorts, Inc.	$3.18	$2.66	$2.80	$2.66
Cash dividends declared per share	$0.4150	$0.2075	$0.83	$0.5825
Weighted average shares outstanding:
Basic	36,159	35,911	36,105	35,835
Diluted	37,054	36,774	37,025	36,681
Other Data:
Mountain Reported EBITDA	$227,951	$194,330	$309,269	$279,971
Lodging Reported EBITDA	$13,111	$8,388	$16,348	$10,830
Resort Reported EBITDA	$241,062	$202,718	$325,617	$290,801
Real Estate Reported EBITDA	$(2,278)	$(3,156)	$(5,792)	$(9,412)
Total Reported EBITDA	$238,784	$199,562	$319,825	$281,389
Mountain stock-based compensation	$2,475	$2,073	$7,657	$7,008
Lodging stock-based compensation	$587	$494	$1,599	$1,436
Resort stock-based compensation	$3,062	$2,567	$9,256	$8,444
Real Estate stock-based compensation	$423	$346	$1,283	$1,100
Total stock-based compensation	$3,485	$2,913	$10,539	$9,544

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except effective ticket price (“ETP”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Net Mountain revenue:
Lift	$251,914	$215,163	17.1%	$447,271	$390,820	14.4%
Ski school	62,512	53,531	16.8%	109,442	95,254	14.9%
Dining	42,303	37,876	11.7%	82,369	74,075	11.2%
Retail/rental	73,785	66,329	11.2%	188,401	176,802	6.6%
Other	30,073	29,118	3.3%	82,091	78,719	4.3%
Total Mountain net revenue	$460,587	$402,017	14.6%	$909,574	$815,670	11.5%
Mountain operating expense:
Labor and labor-related benefits	$92,342	$83,372	10.8%	$226,143	$201,350	12.3%
Retail cost of sales	25,419	23,795	6.8%	76,109	75,230	1.2%
Resort related fees	26,117	22,445	16.4%	47,148	40,830	15.5%
General and administrative	36,073	31,581	14.2%	105,010	93,698	12.1%
Other	53,350	46,760	14.1%	147,177	125,390	17.4%
Total Mountain operating expense	$233,301	$207,953	12.2%	$601,587	$536,498	12.1%
Mountain equity investment income, net	665	266	150.0%	1,282	799	60.5%
Mountain Reported EBITDA	$227,951	$194,330	17.3%	$309,269	$279,971	10.5%

Total skier visits	4,176	3,756	11.2%	7,688	6,977	10.2%
ETP	$60.32	$57.29	5.3%	$58.18	$56.02	3.9%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,632	$10,966	15.2%	$36,943	$33,566	10.1%
Managed condominium rooms	20,578	16,110	27.7%	46,474	36,529	27.2%
Dining	9,768	6,044	61.6%	31,016	22,146	40.1%
Transportation	9,865	8,756	12.7%	19,489	17,570	10.9%
Golf	—	—	—%	7,642	7,711	(0.9)%
Other	10,757	9,180	17.2%	30,225	26,868	12.5%
	63,600	51,056	24.6%	171,789	144,390	19.0%
Payroll cost reimbursements	2,693	2,778	(3.1)%	7,905	8,495	(6.9)%
Total Lodging net revenue	$66,293	$53,834	23.1%	$179,694	$152,885	17.5%
Lodging operating expense:
Labor and labor-related benefits	$24,918	$21,384	16.5%	$76,841	$66,306	15.9%
General and administrative	8,571	7,553	13.5%	24,900	21,814	14.1%
Other	17,000	13,731	23.8%	53,700	45,440	18.2%
	50,489	42,668	18.3%	155,441	133,560	16.4%
Reimbursed payroll costs	2,693	2,778	(3.1)%	7,905	8,495	(6.9)%
Total Lodging operating expense	$53,182	$45,446	17.0%	$163,346	$142,055	15.0%
Lodging Reported EBITDA	$13,111	$8,388	56.3%	$16,348	$10,830	51.0%

Owned hotel statistics:
ADR	$243.33	$244.97	(0.7)%	$218.30	$212.16	2.9%
RevPar	$183.02	$157.73	16.0%	$141.33	$128.40	10.1%
Managed condominium statistics:
ADR	$394.52	$382.80	3.1%	$366.41	$358.09	2.3%
RevPar	$165.49	$145.48	13.8%	$111.82	$98.92	13.0%
Owned hotel and managed condominium statistics (combined):
ADR	$333.26	$330.70	0.8%	$294.17	$287.46	2.3%
RevPar	$170.32	$148.71	14.5%	$120.96	$107.75	12.3%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2014	2013
Real estate held for sale and investment	$170,818	$201,861

Total Vail Resorts, Inc. stockholders’ equity	907,149	888,748

Long-term debt	799,223	489,240
Long-term debt due within one year	879	518
Total debt	800,102	489,758
Less: cash and cash equivalents	307,431	237,735
Net debt	$492,671	$252,023

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.
Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and nine months ended April 30, 2014 and 2013.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2014	2013	2014	2013
Mountain Reported EBITDA	$227,951	$194,330	$309,269	$279,971
Lodging Reported EBITDA	13,111	8,388	16,348	10,830
Resort Reported EBITDA*	241,062	202,718	325,617	290,801
Real Estate Reported EBITDA	(2,278)	(3,156)	(5,792)	(9,412)
Total Reported EBITDA	238,784	199,562	319,825	281,389
Depreciation and amortization	(35,588)	(33,730)	(105,948)	(98,827)
Gain (loss) on disposal of fixed assets, net	634	(224)	(839)	(757)
Investment income, net	124	153	289	306
Interest expense	(16,408)	(8,359)	(48,745)	(25,268)
Income before provision for income taxes	187,546	157,402	164,582	156,843
Provision for income taxes	(69,680)	(59,814)	(60,953)	(59,329)
Net income	$117,866	$97,588	$103,629	$97,514
Net loss attributable to noncontrolling interests	80	52	204	97
Net income attributable to Vail Resorts, Inc.	$117,946	$97,640	$103,833	$97,611

*	Resort represents the sum of Mountain and Lodging
Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2014.

(In thousands) (Unaudited)
Twelve Months Ended April 30,
2014
Mountain Reported EBITDA	$257,997
Lodging Reported EBITDA	17,679
Resort Reported EBITDA*	275,676
Real Estate Reported EBITDA	(5,486)
Total Reported EBITDA	270,190
Depreciation and amortization	(139,809)
Loss on disposal of fixed assets, net	(1,304)
Investment income, net	334
Interest expense	(62,443)
Income before provision for income taxes	66,968
Provision for income taxes	(23,243)
Net income	$43,725
Net loss attributable to noncontrolling interests	240
Net income attributable to Vail Resorts, Inc.	$43,965

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2014.

	(In thousands) (Unaudited) As of April 30, 2014
Long-term debt	$799,223
Long-term debt due within one year	879
Total debt	800,102
Less: cash and cash equivalents	307,431
Net debt	$492,671
Net debt to Total Reported EBITDA	1.8	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2014.

	(In thousands) (Unaudited) Three Months Ended April 30, 2014	(In thousands) (Unaudited) Nine Months Ended April 30, 2014
Real Estate Reported EBITDA	$(2,278)	$(5,792)
Non-cash Real Estate cost of sales	12,531	22,635
Non-cash Real Estate stock-based compensation	423	1,283
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	641	2,751
Net Real Estate Cash Flow	$11,317	$20,877

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for fiscal 2014 guidance.

(In thousands) (Unaudited) Fiscal 2014 Guidance**
Resort net revenue*	$1,208,000
Resort EBITDA*	270,000
Resort EBITDA margin*	22.4%

* Resort represents the sum of Mountain and Lodging
**Represents the mid-point range of Guidance